UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2009

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company has in the past paid or reimbursed executive officers for the amount of certain taxes owed by them in respect of regularly provided perquisites and benefits.  These taxes consisted of income and Medicare taxes payable on the imputed income from financial planning services provided by the Company, Medicare taxes payable upon the vesting of restricted stock units and in respect of benefits accruing under the Company’s supplemental employee retirement plan, or SERP, and the income taxes payable with respect to such payments of Medicare taxes.  The Company has determined that it will no longer pay or reimburse its executive officers for the taxes described above, effective January 1, 2009.

The Company, on occasion, requires executives and certain other employees to relocate their principal place of employment, either on a temporary basis or permanently.  On these occasions, the Company’s policy is generally to reimburse the individual for the cost of relocation.  Such reimbursable costs may include additional taxes as a result of a temporary assignment in a foreign jurisdiction and the income taxes attributable to the reimbursement payments themselves.  This practice is unaffected by the Company’s determination described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: March 20, 2009	By:	/s/ Kenneth A. Richieri

Kenneth A. Richieri
Senior Vice President, General Counsel and Secretary